EXHIBIT 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

To the Board of Directors
California Resources Corporation:

We consent to the (i) inclusion in the California Resources Corporation (“CRC”) Form 10-K for the year ended December 31, 2022, and the incorporation by reference in CRC’s registration statements on Form S-3 (No. 333-254181) and Form S-8 (No. 333-252736 and No. 333-264766) (collectively, the “Registration Statements”), of references to our name and to our letter dated February 17, 2023, relating to our audit of certain oil and gas proved reserves of CRC as of December 31, 2022 (our “Letter”), (ii) filing of our Letter with the Securities and Exchange Commission as Exhibit 99.1 to the Form 10-K and (iii) incorporation by reference of our Letter in the Registration Statements.

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.
TBPELS Firm Registration No. F-1580

Houston, Texas
February 17, 2023